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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(b) OR (g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                           BIONOVA HOLDING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         Delaware                                           75-2632242
(STATE OF INCORPORATION OR ORGANIZATION) (I.R.S. EMPLOYER IDENTIFICATION NUMBER)


         6701 San Pablo Avenue
          Oakland, California                                94608
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

    Title of each class                    Name of each exchange on which
    to be so registered                    each class is to be registered
    -------------------                    ------------------------------

  COMMON STOCK, PAR VALUE                      AMERICAN STOCK EXCHANGE
      $.01 PER SHARE


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. /X/

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. / /

Securities Act Registration Statement File Number to which this Form Relates:

                                  ------------
                                 (If Applicable)


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE


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ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The class of securities to be registered hereby is the common stock, par value $.01 per share ("Common Stock"), of Bionova Holding Corporation, a Delaware corporation (the "Registrant"). The authorized capital stock of the Registrant consists of 50,000,000 shares of Common Stock and 5,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Holders of Common Stock are also entitled to participate in any dividends declared by the Registrant's Board of Directors. However, the payment of any dividends to holders of Common Stock will be subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Registrant, the common stockholders are entitled to receive ratably, subject to the rights of any outstanding Preferred Stock, the Registrant's net assets available after the Registrant pays or makes provision for all of its debts and other liabilities.

         The Registrant's Board of Directors is authorized to issue Preferred Stock in one or more series and with such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as the Registrant's Board of Directors may determine. The rights of the holders of the Registrant's Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. No shares of Preferred Stock are outstanding and the Registrant has no present plans to issue any shares of Preferred Stock.















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ITEM 2.  EXHIBITS.

         The following exhibits are filed as part of this Registration
Statement:

         1. Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4, Registration No. 333-09975).

         2. Certificate of Amendment to the Certificate of Incorporation of the Registrant effective September 26, 1996 (incorporated herein by reference to Exhibit 3.2 to the Registrant's quarterly report on Form 10-Q for the quarterly period ended June 30, 1996).

         3. Certificate of Amendment to the Certificate of Incorporation of the Registrant effective April 28, 1999 (incorporated herein by reference to Exhibit 3.3 to the Registrant's quarterly report on Form 10-Q for the quarterly period ended March 31, 1999).

         4. Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.3 to the Registrant's annual report on Form 10-K for the fiscal year ended December 31,
                  1998).

         5.       Form of Common Stock Certificate.

         6. Stock Purchase Agreement dated as of October 1, 1998, between the Registrant and Bionova International, Inc. (incorporated herein by reference to Exhibit 99.1 to the Registrant's current report on Form 8-K dated October 6, 1998).

         7. Amendment to Stock Purchase Agreement dated as of January 14, 1999, between the Registrant and Bionova International, Inc. (incorporated herein by reference to Exhibit 10.13 to the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1998).














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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                     BIONOVA HOLDING CORPORATION



Date: November 1, 1999               By:  /s/ Arthur H. Finnel
                                          ----------------------------------
                                           Arthur H. Finnel
                                           Executive Vice President




















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